Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
October 26, 2011

Thank you, Tim, Good morning!

Third quarter operating results of the Rail Group and Leasing Group reflect increased railcar production and improved operating leverage amid consistent railcar demand. Our Rail Group posted a 17% increase in operating profit while shipping approximately 16% more new railcars during the 3rd quarter compared to the 2nd quarter of 2011. When compared to the 3rd quarter of 2010, our Rail Group posted an operating profit increase of greater than 450% and an increase in shipments of more than 216%. Our railcar order backlog increased for the seventh consecutive quarter. Our Leasing Group experienced a 21% increase in operating profit compared to the 3rd quarter 2010 due to higher fleet utilization, lease fleet additions, higher rental rates and profit from lease portfolio sales. Lease rates and renewal trends continue to strengthen as the number of idle railcars in North America declines and railcar loadings increase.

Industry demand for new railcars during the third quarter was generally consistent with new railcar orders during the last two quarters. Current demand is driven primarily by orders for railcars to transport crude oil from shale and tar sands fields, small covered hoppers for sand used in fracking operations and larger covered hoppers for minerals and agricultural products. We believe demand for rail transportation to support crude oil transport and gas fracking will generate additional new railcar orders. However, the transportation and logistics infrastructure to support shale and tar sands crude oil is still developing. Thus far, rail has played an important role. These energy market developments currently provide new growth opportunities for the North American rail industry and railcar fleet. In addition, orders for intermodal railcars were placed during the quarter as shifts in equipment preferences for domestic containers has caused a shortage of ‘53 foot well cars. Demand for coal carrying rail cars is in equilibrium with the existing coal car fleet. New coal car orders during the quarter were for replacement of older coal cars operating in eastern service.

During the 3rd quarter, the North American railcar manufacturing industry received orders to build 20,100 new railcars while delivering approximately 12,500 railcars. The industry backlog now stands at more than 65,000 railcars. TrinityRail received orders for approximately 4,250 new railcars during the 3rd quarter. Our 3rd quarter orders were primarily for tank and covered hopper railcars and came from industrial shippers and third party leasing companies. TrinityRail’s railcar production backlog was approximately 27,885 railcars at the end of the 3rd quarter up 2% from the end of the 2nd quarter. Approximately 18% of the units in our production backlog are for customers of our leasing business.

We were successful at securing orders during the 3rd quarter that extended current production plans well into 2012. We continue to focus on orders that optimize production at our facilities currently in operation, minimize line changeovers and reflect favorable pricing levels. Our 3rd quarter orders should position us to achieve increased operating leverage.

We delivered approximately 3,600 railcars during the 3rd quarter compared to 2,240 and 3,115 in the 1st and 2nd quarters, respectively. We are still in the ramp-up phase of our production plan and it is difficult to precisely determine our output and productivity until we stabilize our production levels. The steep slope of our production ramp-up during the last four quarters has been challenging. Our operations team has done a fine job recruiting, hiring and training a new work force. We believe that we are now positioned to realize solid improvement in our operating leverage as our labor force becomes more experienced and productive. For the year 2011, we are projecting delivery of between 13,600-14,000 new railcars. As a point of comparison, we delivered 4,750 railcars in 2010 and slightly more than 9,100 railcars in 2009. We believe our production capacity is well positioned for current railcar demand, but we will be flexible and prepared to respond to further, sustainable increases in demand.

We added 1,100 new railcars to our lease portfolio during the 3rd quarter bringing our wholly-owned lease fleet to 54,445 railcars, a 5.4% increase compared to the 3rd quarter 2010. Our lease fleet utilization at the end of the 3rd quarter 2011 was 99.4%. Our average remaining lease term remained at 3.5 years. The average age of railcars in the fleet was 6.4 years. The TRIP lease fleet totals 14,600 railcars operating at 99.9% utilization. As a reminder, Trinity owns 57% of TRIP and manages the portfolio.

As I mentioned earlier, lease renewal trends are favorable. A high percentage of our lessees are renewing their contracts, which results in lowering our remarketing expenses and minimizing out of service time. Renewal lease rates are also showing steady increases. Lease rates on new railcars have risen to attractive levels. We expect this trend to continue while overall railcar supply is in equilibrium and new railcar production backlogs are extended.

We have seen strong secondary market activity for the purchase and sale of existing leased railcars during the last few quarters. Increased availability of capital is supporting the financing of these portfolio purchases. Lease portfolio sales and secondary market activity are important tools that a railcar leasing company uses to manage portfolio diversification and to capitalize on attractive portfolio trading opportunities. The size of our leasing footprint, which now totals approximately 70,000 railcars, positions us to more actively participate in the secondary market. During the third quarter we sold a small number of leased railcars from our portfolio. We expect to increase our lease portfolio sales during the next few quarters assuming market conditions continue to support an active and deep market of buyers.

In summary, current railcar market conditions remain favorable for improved lease fleet financial returns and lease portfolio sales. We are entering the latter phase of what has been a steep ramp-up of railcar production. Our operations team is highly focused on maximizing our operating leverage and we are well positioned to achieve desired production efficiencies.

I’ll now turn it over to Antonio.